2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE April 28, 2010	Contact: Brent Smith Vice President-Finance (713) 361-2634

Cal Dive Reports First Quarter 2010 Results;
Announces Contract Win in Australia

HOUSTON, TX – (April 28, 2010) Cal Dive International, Inc. (NYSE:DVR) reported a first quarter 2010 net loss of $19.1 million, or $.20 per diluted share, compared to $12.3 million in net income and $.12 per diluted share for the same period of 2009.  The decrease in net income is due to decreased vessel utilization and day rates as the result of a decline in demand for the Company’s services worldwide compared to the first quarter of 2009.  The first quarter is typically a slower period for the Company due to winter seasonality in the Gulf of Mexico and the required regulatory dry dock schedule. However, the spending levels of the Company’s customers were significantly less during the first quarter of 2010 compared to the first quarter of 2009, which lead to a sharp decline in financial performance.

The decline in demand and customer spending in the first quarter of 2010 was primarily due to a reduction in hurricane repair work, the lag effect of decreased offshore drilling in 2009 and uncertainty regarding commodity prices, specifically natural gas for Gulf of Mexico customers.  Effective utilization for the Company’s saturation diving vessels declined from 91% in the first quarter of 2009 to 39% in the first quarter of 2010 while the construction barges declined from 26% to 6%.  These are the Company’s most profitable asset classes.  The decline in domestic activity was amplified by the reduced demand for hurricane related services as compared to the elevated levels the Company experienced in the first quarter of 2009 due to the impact from hurricanes Gustav and Ike that passed through the Gulf of Mexico in September 2008.  In addition, the reduced demand resulted in day rates that were significantly lower in the first quarter of 2010 compared to the same period of 2009.  The decline in financial performance is also attributable to the fact that internationally the Company had only one relatively small project offshore in the first quarter of 2010 compared to two major projects that were active during most of the first quarter of 2009.

The Company also announced that it has been awarded a contract by a specialty horizontal directional drilling company in association with the Gorgon Project in Australia.  The day rate contract is expected to generate total revenue of approximately $23 million and will involve project management and diving support services. The majority of this revenue is expected to be earned in the fourth quarter as the offshore construction phase is expected to commence in October 2010.

Quinn Hébert, Chairman, President and Chief Executive Officer of Cal Dive, stated, “We are disappointed in our first quarter results and the activity levels certainly reflect the current downturn we are experiencing in our market with low utilization and decreased day rates. While we are beginning to see some signs of recovery in the market, we still expect challenging market conditions for the remainder of 2010 compared to 2009.  We are excited to announce the Gorgon project win as it solidifies other recently secured inspection, repair and maintenance contract extensions and awards with major oil and gas clients in Australia.  These contracts will add significant revenue to this area targeted for strategic growth. We will remain focused on things within our control such as limiting discretionary costs and excellent offshore execution with a commitment to safety.”

Financial Highlights

•

Backlog:  Contracted backlog was $191 million as of March 31, 2010 compared to a backlog of $183 million at December 31, 2009 and $402 million at March 31, 2009.

•

Revenues:  First quarter 2010 revenues decreased by $149.6 million, or 72%, to $57.4 million as compared to the first quarter of 2009.  The decrease is primarily due to decreased utilization and day rates as the result of significantly reduced customer spending for the Company’s offshore services including new construction and inspection, repair and maintenance services.

•

Gross Profit: First quarter 2010 gross profit decreased by $54.2 million to a loss of $15.4 million as compared to the first quarter of 2009.  The decrease is due to the same reasons as the revenue decrease discussed above.

•

SG&A: First quarter 2010 SG&A decreased by $3.3 million to $14.5 million as compared to the first quarter of 2009 primarily due to various cost reduction measures implemented by the Company in response to the current downturn in business activity as well as lower amortization of certain intangible assets related to the Horizon acquisition, which became fully amortized in the second quarter of 2009.  SG&A as a percentage of revenue during the first quarter of 2010 increased significantly from the first quarter of 2009 due to the significant decrease in revenues.

•

Net Interest Expense: First quarter 2010 net interest expense decreased by $1.2 million to $2.5 million as compared to the first quarter of 2009, primarily due to lower outstanding borrowings.

•

Income Tax Expense: The Company recorded an income tax benefit during the first quarter of 2010 due to incurring a loss before taxes compared to income tax expense during the first quarter of 2009.  The effective rate for the tax benefit was 38.3% compared to an effective tax rate of 31.0% for the first quarter of 2009.  The rate increase is primarily due to a higher percentage of profits and losses derived from the U.S. tax jurisdiction with a higher income tax rate and the reversal of a portion of a long-term liability relating to uncertain tax benefits.

•

Balance Sheet:  Total debt was $215.0 million and cash and cash equivalents were $52.6 million for a net debt position of $162.4 million as of March 31, 2010, compared to a net debt position of $182.6 at December 31, 2009 and $303.5 million at March 31, 2009.

Further details will be provided during Cal Dive’s conference call, scheduled for 10 a.m. Central Time on April 29, 2010.  The teleconference dial-in numbers are: (866) 831-6234 (domestic), (617) 213-8854 (international), passcode 42529434.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com.  A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, India and the Mediterranean, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

		1st Quarter
	2010	2009
		(unaudited)
Revenues	$57,418	$207,053
Cost of sales	72,827	168,248
Gross profit (loss)	(15,409)	38,805
Selling and administrative expenses	14,524	17,873
Gain on sale of assets	1,190	400
Provision for doubtful accounts	(167)	-
Income (loss) from operations	(28,576)	21,332
Interest expense, net	2,458	3,654
Other income, net	41	78
Income (loss) before income taxes	(30,993)	17,756
Income tax expense (benefit)	(11,864)	5,504
Net income (loss)	$(19,129)	$12,252

Earnings (loss) per common share:
Basic earnings (loss) per share	$(0.20)	$0.12
Fully-diluted earnings (loss) per share	$(0.20)	$0.12

Weighted average shares outstanding:
Basic	90,999	95,687
Fully-diluted	90,999	95,696

Other financial data:
Depreciation and amortization	18,262	19,562
EBITDA	(8,490)	42,684

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Balance Sheet

(in thousands)

ASSETS	March 31, 2010	December 31, 2009
	(unaudited)
Current assets:
Cash and cash equivalents	$52,572	$52,413
Accounts receivable -
Trade, net of allowance for doubtful accounts of $7,167 and $7,286, respectively	48,237	119,499
Contracts in progress	13,574	24,511
Income tax receivable	16,995	2,173
Deferred income taxes	2,972	3,183
Other current assets	16,745	22,929
Total current assets	151,095	224,708

Property and equipment	807,833	797,387
Less - Accumulated depreciation	(199,612)	(188,154)
Net property and equipment	608,221	609,233

Other assets:
Goodwill	292,469	292,469
Deferred drydock costs	16,024	16,976
Other assets, net	11,512	12,593
Total assets	$1,079,321	$1,155,979

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$30,585	$49,680
Advanced billings on contracts	35	3,512
Current maturities of long-term debt	80,000	80,000
Income tax payable	139	6,025
Accrued liabilities	25,215	39,668
Total current liabilities	135,974	178,885

Long-term debt	135,000	155,000
Deferred income taxes	125,468	121,973
Other long term liabilities	3,349	5,323
Total liabilities	399,791	461,181

Stockholders' equity	679,530	694,798
Total liabilities and stockholders' equity	$1,079,321	$1,155,979

Calculation of Earnings Per Share

(in thousands, except per share amounts)

Basic EPS is computed by dividing net income (loss) attributable to common shares by the weighted-average shares of outstanding common stock.  The calculation of diluted EPS is similar to basic EPS, except the denominator includes dilutive common stock equivalents.  The components of basic and diluted EPS for common shares for the three months ended March 31, 2010 and 2009 were as follows (in thousands, except per share amounts):

		1st Quarter
	2010	2009
		(unaudited)
Numerator:
Net income (loss)	$(19,129)	$12,252
Less: Net income (loss) allocated to unvested restricted stock	(646)	341
Net income (loss) attributable to common shares	$(18,483)	$11,911

Denominator:
Basic weighted average shares outstanding	90,999	95,687
Dilutive share-based employee compensation plan (1)	-	9
Diluted weighted average shares outstanding	90,999	95,696

Earnings (Loss) per Share:
Total basic	$(0.20)	$0.12
Total diluted	$(0.20)	$0.12

(1)

The number of shares excluded from diluted weighted-average shares outstanding were 74,000 for the three months ended March 31, 2010 because the effect would have been anti-dilutive.

Reconciliation of Non-GAAP Financial Measures

For the Periods Ended March 31, 2010 and 2009

(in thousands)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and  (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

		1st Quarter
	2010	2009
		(unaudited)
EBITDA	$(8,490)	$42,684
Less: Depreciation & Amortization	18,262	19,562
Less: Non-Cash Stock Compensation Expense	1,783	1,712
Less: Net Interest Expense	2,458	3,654
Less: Provision for Income Taxes	(11,864)	5,504
Net Income (loss)	$(19,129)	$12,252

	As of 3/31/10
Total Debt	$215,000
Less: Cash	(52,572)
Net Debt	$162,428